EXHIBIT 2.1

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered effective as of 11:59 p.m. on the 31st day of December, 2010 (the “Effective Date”), by and among GWES HOLDINGS LLC, a Delaware limited liability company (“GWES”), DIAMONDBACK HOLDINGS, LLC, a Delaware limited liability company (“Diamondback”), and GW HOLDINGS I LLC, a Delaware limited liability company (“GW”).

RECITALS:

A.    GWES owns all of the outstanding capital stock (the “Acid Stock”) of Acid, Inc., a Texas corporation (“Acid”).

B.    GWES owns one hundred percent (100%) of the membership interests (the “GWPP Membership Interests”) in Great White Pressure Pumping LLC, a Delaware limited liability company (“GWPP”).

C.    GWES owns one hundred percent (100%) of the Class A membership interests (the “GWPC Membership Interests”) in Great White Pressure Control LLC, an Oklahoma limited liability company (the “GWPC”).

D.    GWES owns fifty percent (50%) of the outstanding capital stock (or 50 shares) (the “Great White Stock”) of Great White Energy Services, Inc., a Delaware corporation (“Great White Corporation”).

E.    Diamondback owns one hundred percent (100%) of the membership interests in Great White Directional Services LLC (formerly known as Diamondback-Quantum LLC), an Oklahoma limited liability company (the “Directional Services Membership Interests”).

F.    Diamondback owns one hundred percent (100%) of the membership interests in Diamondback-Directional Drilling LLC, a Delaware limited liability company (the “Directional Drilling Membership Interests”).

G.    Diamondback owns the remaining fifty percent (50%) of the outstanding Great White Stock (or 50 shares) of Great White Corporation.

H.    Great White Energy Services LLC, Acid, Sand Tiger Construction LLC, GWPC, GWPP, Serva Group LLC, Great White Towing LLC and Serva Corporation (collectively, the “Borrowers”) are parties to that certain Credit Agreement dated as of June 29, 2007, as amended (the “Credit Agreement”), among the Borrowers and Diamondback (successor to Wells Fargo Bank, N.A., and Comerica Bank) in its capacity as a lender, the administrative agent, the issuing lender and the swing line lender.

I.    GWES and Diamondback have each agreed to contribute their respective membership interests and capital stock in the entities described above to GW as a capital contribution in exchange for membership interests in GW, and GW has agreed to accept such membership interests and capital stock from GWES and Diamondback in the entities described above.

J.    In addition to the equity contributions to be made by Diamondback, in exchange for the membership interests in GW to be received by Diamondback, Diamondback has agreed to extinguish the allocable amount of the debt as of the Effective Date owed by Acid, GWPC and GWPP pursuant to the Credit Agreement.

K.    To memorialize such capital contributions, acceptance and extinguishment of debt, GWES, Diamondback and GW desire to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.    Recitals. The recitals set forth hereinabove are hereby incorporated by this reference with the same force and effect as if fully hereinafter set forth.

2.    Capital Contributions

(a)    By GWES. GWES hereby makes the following capital contributions to GW, and GW hereby accepts such capital contributions (collectively, the “GWES Capital Contributions”) at the historical carrying cost, as adjusted if applicable, as reflected on the GWES books and records:

(i)	the Acid Stock on the GWES books and records;

(ii)	the GWPP Membership Interests;

(iii)	the GWPC Membership Interests; and

(iv)	the Great White Stock GWES owns in Great White Corporation.

(b)    By Diamondback. Diamondback hereby makes the following capital contributions to GW, and GW hereby accepts such capital contributions (collectively, the “Diamondback Capital Contributions”) at the historical carrying cost, as adjusted if applicable, as reflected on the Diamondback books and records:

(i)	the Directional Services Membership Interests;

(ii)	the Directional Drilling Membership Interests; and

(iii)	the Great White Stock Diamondback owns in Great White Corporation.

3.    Issuance of Membership Interests

(a)    To GWES. In exchange for the GWES Capital Contributions, GWES shall be issued sixty-five percent (65%) of the outstanding membership interests in GW.

(b)    To Diamondback. In exchange for the Diamondback Capital Contributions, Diamondback shall be issued thirty-five percent (35%) of the outstanding membership interests in GW.

4.    Extinguishment of Allocable Amount of Debt. In addition to the equity contributions made by Diamondback, in exchange for the membership interests in GW to be received by Diamondback pursuant to this Agreement, Diamondback hereby extinguishes the allocable amount of the debt as of the Effective Date owed by Acid, GWPC and GWPP pursuant to the Credit Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, GWES, Diamondback and GW have executed this Agreement effective as of the Effective Date.

GWES:

GWES HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

DIAMONDBACK:

DIAMONDBACK HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

GW:

GW HOLDINGS I LLC, a Delaware limited liability company

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

CONSENT AND WAIVER

The undersigned, members of Great White Pressure Control LLC, an Oklahoma limited liability company (“GWPC”), owning Class B membership interests, hereby (a) consent to the assignment by GWES to GW of the GWPC Membership Interests as set forth in the foregoing Contribution Agreement, and (b) waive any and all rights they may have pursuant to Article X of the Operating Agreement of GWPC dated effective as of July 20, 2006 with respect to the assignment of the GWPC Membership Interests.

Executed as of the Effective Date.

GWES HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

/s/ Bert Ballard
Bert Ballard

/s/ Mike Fields
Mike Fields

/s/ Nelson Britton
Nelson Britton

/s/ Steve Winters
Steve Winters

/s/ Ronnie Roles
Ronnie Roles

/s/ Rocky Roles
Rocky Roles